For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                   FIRST QUARTER 2006 EARNINGS


Berwick, Pennsylvania - April 28, 2006 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,566,000 for the quarter ending March 31, 2006, as compared to $1,755,000 for the first quarter of 2005. Return on assets and return on equity annualized were 1.22% and 11.60%, respectively, for the quarter ending March 31, 2006.

Earnings per share were $.36 for the first quarter of 2006, compared to $.40 for the first quarter of 2005. Cash dividends per share were $.22 for the quarter ending March 31, 2006, an increase of 10.0% over the first quarter of 2005.

President J. Gerald Bazewicz reported, "We experienced a contraction in our net-interest margin and a decline in net interest income in the first quarter of 2006. Positive developments were non-interest income increased 8.0% and non interest expense grew by only 4.3% from the first quarter of 2005. Also, loan growth since year-end has been strong and represents an 8.7% annual growth rate."

Total assets increased to $513,435,000 as of March 31, 2006, an increase of 3.1% over the first quarter of 2005. In addition, total deposits increased $6,467,000 to $369,561,000 as of March 31, 2006. Shareholder equity remained strong at $52,474,000 resulting in book value per share of $12.02 as of March 31, 2006.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Citigroup, 866-483-2964; Janney Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928;
Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.



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

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.



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